Dear Profire team, We are thrilled to update you with some exciting news. Today, prior to market opening, a combined press release was made by Profire Energy Inc. and CECO Environmental Corp. The communication o icially announced the acquisition of Profire by CECO. Please see the link below for the complete release. https://investors.cecoenviro.com/news-releases/news-release-details/ceco-environmental- acquire-profire-energy-125-million Ryan and I, and Profire’s Board of Directors, are in full support of and excited about this transaction. We believe that the Profire family and brand, brings tremendous value and is a strong fit to join the amazing team at CECO. We recognize this is a significant announcement, we expect there will be many questions from our team members, our customers, and vendors. Our priority is to enable the entire Profire team to join on a company call this morning where we can provide more information and answer your questions. We will be sending out a meeting request to all Profire Team members to join in the next few minutes. Best regards, Ryan & Cameron